Blue Ridge Bankshares, Inc. Investor Presentation September 2020 Exhibit 99.1

Forward-Looking Statements This presentation of Blue Ridge Bankshares, Inc. (the “Company”) contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent plans, estimates, objectives, goals, guidelines, expectations, intentions, projections and statements of the Company’s beliefs concerning future events, business plans, objectives, expected operating results and the assumptions upon which those statements are based. Forward-looking statements include without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and are typically identified with words such as “may,” “could,” “should,” “will,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “aim,” “intend,” “plan,” or words or phases of similar meaning. The Company cautions that the forward-looking statements are based largely on its expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond the Company’s control. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements.   The following factors, among others, could cause the Company’s financial performance to differ materially from that expressed in such forward-looking statements: (i) the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations; (ii) geopolitical conditions, including acts or threats of terrorism, or actions taken by the United States or other governments in response to acts or threats of terrorism and/or military conflicts, which could impact business and economic conditions in the United States and abroad; (iii) the effects of the COVID-19 pandemic, including the adverse impact on the Company’s business and operations and on the Company’s customers which may result, among other things, in increased delinquencies, defaults, foreclosures and losses on loans; (iv) the occurrence of significant natural disasters, including severe weather conditions, floods, health related issues, and other catastrophic events; (v) the Company’s management of risks inherent in its real estate loan portfolio, and the risk of a prolonged downturn in the real estate market, which could impair the value of the Company’s collateral and its ability to sell collateral upon any foreclosure; (vi) changes in consumer spending and savings habits; (vii) technological and social media changes; (viii) the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System, inflation, interest rate, market and monetary fluctuations; (ix) changing bank regulatory conditions, policies or programs, whether arising as new legislation or regulatory initiatives, that could lead to restrictions on activities of banks generally, or the Company’s subsidiary bank in particular, more restrictive regulatory capital requirements, increased costs, including deposit insurance premiums, regulation or prohibition of certain income producing activities or changes in the secondary market for loans and other products; (x) the impact of changes in financial services policies, laws and regulations, including laws, regulations and policies concerning taxes, banking, securities and insurance, and the application thereof by regulatory bodies; (xi) the impact of changes in laws, regulations and policies affecting the real estate industry; (xii) the effect of changes in accounting policies and practices, as may be adopted from time to time by bank regulatory agencies, the Securities and Exchange Commission (the “SEC”), the Public Company Accounting Oversight Board, the Financial Accounting Standards Board or other accounting standards setting bodies; (xiii) the timely development of competitive new products and services and the acceptance of these products and services by new and existing customers; (xiv) the willingness of users to substitute competitors’ products and services for the Company’s products and services; (xv) the effect of acquisitions the Company may make, including, without limitation, the failure to achieve the expected revenue growth and/or expense savings from such acquisitions; (xvi) changes in the level of the Company’s nonperforming assets and charge-offs; (xvii) the Company’s involvement, from time to time, in legal proceedings and examination and remedial actions by regulators; (xviii) potential exposure to fraud, negligence, computer theft and cyber-crime; (xix) the Company’s ability to pay dividends; (xx) the Company’s involvement as a participating lender in the Paycheck Protection Program (“PPP”) as administered through the U.S. Small Business Administration (“SBA”), (xxi) other risks and factors identified in the “Risk Factors” sections and elsewhere in documents the Company files from time to time with the SEC.   The Company undertakes no obligation to publicly update or revise any forward-looking statements or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking statements discussed might not occur, and you should not put undue reliance on any forward-looking statements.   Non-GAAP Financial Measures   This presentation contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Company’s management uses these non-GAAP financial measures in its analysis of the Company’s performance. These measures typically adjust GAAP performance measures to exclude the effects of the amortization of intangibles and include the tax benefit associated with revenue items that are tax-exempt, as well as adjust income available to common shareholders for certain significant activities or transactions that are infrequent in nature. Management believes presentations of these non-GAAP financial measures provide useful supplemental information that is essential to a proper understanding of the operating results of the Company’s core businesses. These non-GAAP disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Disclosure

P Experienced Team In total executive management has more than 80 years of banking industry experience Market leadership filled by professionals with decades of experience Deep bench in key leadership positions in the mortgage division Investment Highlights P Industry Momentum Pipeline of talented bankers that want to join due to energy, passion, and vision of board Reputation continues to draw interest from strategic partners P Proven Performance Since 2015, total assets have grown by more than 494% while net income has expanded at a 37.0% CAGR(1) Remained profitable throughout the 2008 financial crisis (1) Based on annualized YTD 2020 net income through Q2 2020. Sources: SNL Financial P Unique Community Banking Model Greater revenue diversity for a community bank our size (over 40% fee-based) Local market teams capable of outmaneuvering larger banks More sophistication and product breadth than smaller banks P Strong Credit Quality Over the past 10 years, annual net charge-offs have not exceeded 0.52% of average loans Conservative provisioning policies with YTD loan loss provisions exceeding net charge-offs by over 200% P Capacity to Grow Our Franchise Strong fundamentals to support active M&A and organic growth Passionate, talented, and diverse associates Ample expansion opportunities in target markets throughout Virginia and North Carolina P Growing Fee-Based Business Continued expansion of our mortgage business Opportunity to increase customer stickiness and ROI through the cross-selling of our p-card, payroll solution capabilities, and insurance P Favorable Market Trends Benefits from continued growth in population and business activity in key markets in Virginia and North Carolina Strong growth tailwinds for our fee-based businesses Commercial banking efforts focused on the #1 and #3 states in CNBC’s 2019 America’s Top States for Business

Corporate Profile

History	Chartered in 1893 as the Page Valley Bank of Virginia
Headquarters	Charlottesville, Virginia
Employees	276 FTEs
Footprint	• 14 Virginia branches, 1 in North Carolina • 16 mortgage offices in NC, VA, MD, SC, and DE
Market Share	• #3 community bank market share[(1)] in Charlottesville, VA MSA, #4 in Harrisonburg , and Martinsville, VA MSAs • Significant deposit upside in attractive MSAs
Assets	$1.59 billion
Deposits	$965.9 million
Gross Loans	$1.15 billion

Locations Map



Virginia & Maryland
14 bank branches
7 mortgage offices
North Carolina
1 bank branch
5 mortgage offices
esri

© 2020 S&P Global Market Intelligence All rights reserved. USGS, NOAA

Not pictured – Mortgage offices in Hilton Head, Greer, and West Columbia, South Carolina. One office in Millville, Delaware

● Bank Branch   🚩 Mortgage Office

(1) Excludes banks with more than $10 billion in total assets; deposit data as of 6/30/2019.
Source: S&P Global Market Intelligence. Company financials as of June 30, 2020.

3

Financial Highlights Annualized Source: Company financials Tangible book value per common share is a non-GAAP calculation. See Appendix for reconciliation between GAAP and Non-GAAP disclosures.

Brian K. Plum President & CEO Amanda G. Story Chief Financial Officer LaNell DeLoach Executive Vice President of Credit James McCarty Chief Administrative Officer Management Team President and CEO of Blue Ridge Bankshares, Inc. since December 2014 Previously served as CFO and Chief Administrative Officer of Blue Ridge Bankshares, Inc. from 2007-2014 Holds a BS in Accounting and Economics from Eastern Mennonite University, a MS in Accounting from James Madison University, and a MBA from the Darden School of Business at the University of Virginia More than 14 years experience in the commercial banking industry, and 18 years working with mortgage banking Chief Financial Officer since 2014 Previously at audit and tax advisory firm Brown, Edwards & Company, LLP in Harrisonburg, VA from 2006 to 2014 Holds a BA in Business Administration with a concentration in Accounting from Bridgewater College More than 14 years of bank related accounting experience Executive Vice President of Credit since October 2019 Holds a BA in Economics from Salem College Graduate of the ABA Stonier Graduate School of Banking and Wharton Leadership Program More than 20 years of banking experience in credit risk management Chief Administrative Officer since January 2020 Previously Executive Vice President and Chief Administrative Officer at Bank of Clarke County/Eagle Financial Services, Inc. Holds a BS in Accounting from Virginia Tech and MBA from Shenandoah University More than 28 years experience in the banking industry

BRBS Mission Statement and Core Values 127 Years of Customer Service Mission Statement Our mission is to create financial value and opportunity for our shareholders, customers, employees, and communities by providing evolving, flexible, and customized solutions for the needs of our clients ….and to have fun while doing it. Act with integrity Value those around you Serve others Commit to success Create solutions Celebrate achievement Enjoy every day Core Values

Three-pronged approach: Assist current borrowers and mitigate asset quality issues Create new relationships Raise capital The Company received SBA approval for over 2,400 loans totaling approximately $363.0 million as of August 31, 2020 Estimated net SBA processing fees earned by the Company approximate $11.0 million PPP loans, which have a statutory loan interest rate of 1.00%, largely funded using the Federal Reserve Paycheck Protection Program Liquidity Facility, which provides 100% funding at a cost of 0.35% The Company is aggressively pursuing the loan forgiveness feature of PPP loans among its borrowers Paycheck Protection Program

Approximately 550 loan deferrals totaling approximately $105 million 14 six-month deferrals granted totaling $15.1 million with first payments due in September and October As of September 11, 2020, 21 loans, or $20.8 million have requested second deferrals. Loan Deferrals

Markets of Operation – Virginia & Maryland

BLUE RIDGE BANK

Northern VA / Southern MD

- Area contains the largest MSA by population in the Southeastern U.S. and sixth largest in the U.S.
- The region is considered one of the wealthiest in the Southeast with a median household income of $107K, which is approximately 62% greater than the national average [(3)]
- Economic prospects remain robust with the Amazon HQ2 announcement and strong base of federal government employment

Southeastern VA

- The region is home to the 7th busiest port in the U.S. with approximately 1.3 million TEUs imported during 2018[(1)]
- The area's economy is heavily influenced by the largest concentration of military personnel outside of the Pentagon[(2)]
- The region is home to a young populace, median age of 37.1 years vs. national average of 38.2 years, with above average incomes, median household income of ~$66K vs. national median household income of ~$61K [(2)]

North Central VA

- The region maintains a well-educated workforce and is home to top U.S. universities, including the University of Virginia and James Madison University
- Charlottesville and Harrisonburg MSAs are expected to exceed U.S. population growth between 2020 – 2025 [(3)]
- The region maintains a stable and diverse economy buoyed by education, manufacturing, and medical services sectors

South Central VA

- The Martinsville MSA is projected to have 10.5% growth in median household income from 2020 – 2025, exceeding the national average [(3)]
- Limited banking competition within the area provides a source of low-cost and sticky deposits



Bank Branch
Mortgage Office
esri

Virginia Ranked America's Top State for Business in 2019 by CNBC

© 2020 S&P Global Market Intelligence All rights reserved. USGS, NOAA

(1) Source: Logistics Management
(2) Source: Virginia Beach Economic Development
Map Source: S&P Global Market Intelligence
(3) Source: S&P Global Market Intelligence

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Greensboro MSA emerging logistical and transportation hub on East Coast More than $10.2 billion of adjusted gross income has migrated into the area since 1992(1) The region provides a high quality of life, enticing people from around the U.S. and students from nearby high caliber universities such as Duke, UNC, and Wake Forest to settle within the area Markets of Operation – North Carolina Wilmington MSA projected 5-year population growth of 7.1% more than doubles the national average (1) Sourced from howmoneywalks.com; includes data for Forsyth, Davidson, Guilford, Randolph, Alamance, Chatham, Orange, Durham, and Wake counties Map Source: S&P Global Market Intelligence North Central NC South Central NC North Carolina Ranked #3 in America’s Top States for Business in 2019 by CNBC Bank Branch Mortgage Office

Deposit Portfolio Source: SNL Financial, Company financials. Financial data as of or for the quarter ended June 30, 2020 Deposit Funded Balance Sheet Growth ($ millions) 2015 – Q2 2020 CAGR Total CAGR: 33.6% Focus and incentives are built around Noninterest DDA growth, which is and has been our stated #1 strategic goal. Deposit Comp. For the Quarter Ended 6/30/15-16 9/30/16-17 For the Quarter Ended, YoY ($000s) 42185 44012 42551 44012 YoY Change % YoY Change % (In Thousands) 44012 43646 Change (%) Non-int. bearing demand $32,961 $88,342 $39,592 $,285,232 0.20117714875155479 2.2287247288945236 Noninterest bearing DDA $,285,232 $88,342 222.87247288945235 Int. bearing demand 44145 147581 63407 337447 0.43633480575376593 1.2865206225733665 Interest bearing DDA ,337,447 ,147,581 128.65206225733664 Savings 13489 28960 15655 68754 0.16057528356438588 1.3741022099447515 Savings 68,754 28,960 137.41022099447514 Time 101948 234099 106639 274424 4.601365401969626E-2 0.17225618221350802 Time ,274,424 ,234,099 17.225618221350796 Total Deposits $,192,543 $,498,982 $,225,293 $,965,857 0.170091875581039 0.93565499356690229 Total Deposits $,965,857 $,498,982 93.565499356690225 Cost of Deposits 7.6E-3 8.8999999999999999E-3 6.7999999999999996E-3 1.1900000000000001E-2 Cost of Deposits 6.4999999999999997E-3 1.35E-2 Dep. Funded Bal. Sheet Growth 2013 2014 2015 2016 2017 2018 2019 Q2 2020 CAGR%2015- Q2 2020 168 184 196.49199999999999 340.87400000000002 339.29 415.02699999999999 722.03 965 168000000 184000000 196492000 340874000 339290000 415027000 722030000 965857000 0.33579443189062097 Pie Chart Noninterest bearing Demand 0.17363989699307864 0.29531493792559355 0.3 Interest bearing Demand 0.25740242583214468 0.34937573574556069 0.35 Savings 6.9749854009707152E-2 7.1184450700258944E-2 7.0000000000000007E-2 Time 0.49920782316506956 0.28412487562858685 0.28000000000000003 1 1 1

Held-for-Investment Loan Portfolio Source: SNL Financial, Company financials. Financial data as of or for the quarter ended June 30, 2020, except for NAICS concentrations which is as of September 16, 2020. NAICS coding in Company’s loan accounting system. Strong and Stable Total Loan Growth ($ millions) 2015 – Q2 2020 CAGR Total CAGR: 33.6% At September 16, 2020         Total Loan     Number of   Balance Industry by NAICS Code   Borrowers   (In Thousands) Hotels and Motels 13 $ 28,473 Bed and Breakfasts 6 2,919 All Other Traveler Accommodations 5 4,417 Full-Service Restaurants 14 3,730 Limited-Service Restaurants 13 4,938 Food Service Contractor 1 1,446 Religious Organizations 37 7,903 Total 89 $ 53,827 Loan Comp. For the Quarter Ended 6/30/15-16 9/30/18-19 For the Quarter Ended, YoY ($000's) 42185 43281 42551 43646 43646 44012 YoY Change (%) YoY Change (%) (In Thousands) 44012 43646 Change (%) 1-4 Family $78,887 $,127,196 $84,240 $,161,938 $,161,938 $,194,067 6.7856554311863881E-2 0.19840309254159005 1-4 Family * $,194,067 $,161,938 0.19840309254159 Constr. & Dev. 15152 23768 17490 28914 28914 59808 0.1543030623020063 1.0684789375389085 Construction & Development 59,808 28,914 1.0684789375389085 C&I 14862 37744 19475 42652 42652 431216 0.31038891131745383 9.1101003469942796 Commercial & Industrial ,431,216 42,652 9.1101003469942796 CRE & Multi-Fam. 60849 126986 59268 171622 171622 288648 -2.5982349751022982E-2 0.68188227616506047 CRE & Multifamily ,288,648 ,171,622 0.68188227616506047 Consumer 7769 29003 13700 36280 36280 38930 0.76341871540738837 7.3042998897464129E-2 Consumer 38,930 36,280 7.304299889746417E-2 Other 20028 12166 16099 10823 10823 8796 -0.19617535450369483 -0.18728633465767353 Other 8,796 10,823 -0.18728633465767347 Gross Loans $,197,547 $,356,863 $,210,272 $,452,229 $,452,229 $1,021,465 6.4415050595554524E-2 1.2587339600069876 Gross Loans $1,021,465 $,452,229 1.2587339600069876 Total Loan Yield 4.9299999999999997E-2 5.1299999999999998E-2 Loan Yield 4.7100000000000003E-2 5.3699999999999998E-2 From SNL * Excludes loans held for sale of $127.8 million and $61.9 million at June 30, 2020 and 2019, respectively. Strong and Consistent Total Loan Growth 2012 2013 2014 2015 2016 2017 2018 2019 2020 Q2 CAGR% 2014-Q2 2020 127 155.858 186.845 207.28399999999999 319.62799999999999 330.80500000000001 414.86799999999999 646.83399999999995 1021.465151 $,127,127,000 155858000 186845000 207284000 319628000 330805000 414868000 646834000 1021465151 0.33640403138317976 Pie Chart 1-4 Family 0.18998888850817208 0.24157321669220341 0.24 C & D 5.8551198523689015E-2 6.0203814360376036E-2 0.06 C & I 0.42215445463133833 0.32155114969593418 0.32 CRE & Multi-family 0.282582369439971 0.31232399670487904 0.31 Consumer 3.8111927476712368E-2 5.1035018124522456E-2 0.05 Other 8.611161420117185E-3 1.331280442208491E-2 0.02 1 1 1

Consistent Balance Sheet Growth Note: Core deposits defined as total deposits less brokered and listing service deposits. Source: SNL Financial and Company financials ($ in millions)

Robust and Consistent Profitability * - 2020 numbers annualized for YTD results through Q2. See Appendix for reconciliation of Non-GAAP Disclosures 2016 includes merger costs of $1.9 million associated with the acquisition of River Bancorp, Inc.(“RBI”), 2019 and 2020 includes merger costs of $1.7 million and $354 thousand, respectively, related to the acquisition of Virginia Community Bankshares, Inc. (“VCB”) Return on Average Assets (%) Return on Average Tangible Common Equity (%) Net Income Available to Common (000s) Net Income (000s)

Asset Quality and Credit Culture Source: Company financials. Bank-level data. * - Includes loans marked with a credit mark in the acquisition of RBI in 2016 and VCB in 2019. Credit Mark for RBI and VCB at June 30, 2020 was $159 thousand and $1.5 million, respectively. Commentary Net Charge-offs/Average Loans (Annualized) Limited net charge-off history as NCOs / Avg. loans haven’t exceeded 0.30% over the past five quarters and 0.52% over the past 10 years Modest uptick in NPAs in 2016 related to River Community Bank acquisition. Nonperforming Assets/Assets (%) ALLL/Held-for-Investment Loans*

Per Share Growth * - 2020 data as of June 30, 2020. See Appendix for reconciliation of Non-GAAP disclosures. Source: Company financials. Note: BRBS issued common stock in late Q4 2014/Q1 2015, Q1 2019, and Q4 2019. New shares issued equaled 49.07%, 55.02%, and 30.21% of prior to issuance total, respectively. Tangible Book Value Per Share Earnings Per Share

Robust Fee Platform

BLUE RIDGE BANK

Strategy

- Focus on business lines that supplement and support the core commercial banking model:
  - **Mortgage**: Countercyclical in nature and purchases remain very human process. Added wholesale mortgage functionality with LenderSelect Mortgage Group integration in January 2020.
  - **MoneyWise Payroll**: 80% ownership. Scalable with minimal cost increases and another customer touchpoint. Integrated with commercial account analysis structure in Q1 2019, so clients can get “free” payroll services with significant NIDDA account balance.
  - **Card Division**: Card platform comparable to much larger banks’ functionality. Customer touchpoint that drives relationship stickiness and interchange income. Institutional focus on bank acquisition, enabling clients to provide card services while BRBS gains interchange income.
  - **Insurance**: Purchased 35% of Hammond Insurance in Q1 2019. Cross-sell opportunities for commercial clients and with mortgage originations.
  - **Government-guaranteed loan sales**: Utilize loan programs to generate meaningful gains.

Mortgage Volume by Month ($000s)



140,000
120,000
100,000
80,000
60,000
40,000
20,000
0
January
February
March
April
May
June
July
August
September
October
November
December
2018
2019
Retail 2020
Wholesale 2020
Total 2020

Mortgage Volume Expected to Remain Robust

FEDERAL RESERVE

Fed holds rates steady near zero and indicates it will stay there for years

PUBLISHED WED, SEP 16 2020•2:01 PM EDT | UPDATED WED, SEP 16 2020•3:07 PM EDT

Jeff Cox
@JEFF.COX.7528
@JEFFCOXCNBCCOM

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17

Appendix

Reconciliation of Non-GAAP Disclosures Source: Company Financials

TWO RICH HISTORIES: ONE GREAT FUTURE Creating Virginia’s Community Bank of Choice Investor Presentation August 13, 2020

Market Cap(2): $190 Million Our Pro Forma Company 1, 94, 92 25, 27, 120 2, 152, 52 1, 2, 94 Pro Forma Highlights(1) HC HQ BRBS(4) (18) BAYK (17) Bank HQ Creates the 4th largest community bank headquartered in Virginia(3) Pathway to $3 billion in total assets Strong community bank market share across the Commonwealth of Virginia Enhances BRBS’ prospects as a future consolidator Holding Company’s headquarters in Charlottesville, VA and the Bank’s headquarters in Richmond, VA Complements existing footprint with natural expansion into attractive markets Diversifies revenue composition and expands opportunities for lending and fee income Significant accretion to pro forma performance (1) Based on financials data as of June 30, 2020; excludes PPP loans // (2) Based on 20-day VWAP of $15.05 as of August 10, 2020 // (3) Based on deposit market share of community banks with total assets under $10.0 billion // (4) Includes LPO offices in Norfolk and Winchester Source: S&P Global Market Intelligence Total Assets: Gross Loans: Total Deposits: $2.4 Billion $1.8 Billion $2.0 Billion

Transaction Highlights Premier Financial Institution Accelerates Shareholder Value Creation Enhanced scale, growth, profitability & performance Combined company will be ranked #4 by community bank deposit market share in Virginia(1) Footprint operates across seven attractive Virginia and North Carolina MSAs, including Richmond, Charlottesville, Hampton Roads and the Piedmont Triad Accelerates investment in technology and increases operating leverage Estimated double-digit earnings accretion in 2021(2) Tangible book value accretion of over 7.0% Accretive to ROAA and ROATCE with pro forma estimates of approximately 1.2% and 15.0% in 2021, respectively Complementary Missions Extensive history in the Commonwealth of Virginia community bank market as BRBS was founded in 1893 and BAYK enters its 89th year Culture, leadership & strategic familiarity Combining two management teams that become broader and stronger Shared vision with a culture of community involvement and a commitment to clients Poised for future success Based on deposit market share of community banks with total assets under $10.0 billion 2021 EPS accretion assumes 75% of fully phased-in cost savings Source: S&P Global Market Intelligence

Enhances the scale and capabilities of two premier institutions with a long history of dedication to its customers and communities Concluding Thoughts Creates the 4th largest community bank headquartered in Virginia that benefits from the scale of a nearly $2.5 billion institution(1) (1) Community banks include banks with less than $10 billion in total assets Complements existing footprint while providing a foothold in the Richmond and Virginia Beach-Norfolk-Newport News MSAs Provides strong accretion to earnings and tangible book value Richmond becomes headquarters of the bank, continuing expansion into high growth markets